EXHIBIT 99.1

HEICO Corporation Reports Fiscal 2009 Fourth Quarter and Full Year Results

4th Quarter Net Sales, Operating Income and Net Income Improve Over Prior Fiscal 2009 Quarterly Levels; Company Targets Growth in Fiscal 2010 Sales and Earnings

HOLLYWOOD, Fla. and MIAMI, Dec. 17, 2009 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today reported net income of $11,636,000, or 43 cents per diluted share, for the fourth quarter of fiscal 2009, compared to $13,650,000, or 50 cents per diluted share, for the fourth quarter of fiscal 2008 and up from $11,132,000, or 41 cents per diluted share, in the third quarter of fiscal 2009. For the fiscal year ended October 31, 2009, net income was $44,626,000, or $1.65 per diluted share, compared to the $48,511,000, or $1.78 per diluted share, reported for the fiscal year ended October 31, 2008.

Operating income totaled $24,061,000 in the fourth quarter of fiscal 2009, compared to $28,710,000 in the fourth quarter of fiscal 2008 and up from $21,422,000 in the third quarter of fiscal 2009. For the fiscal year ended October 31, 2009, operating income was $88,255,000 compared to $105,788,000 for the fiscal year ended October 31, 2008. Our consolidated operating margin was 16.8% for the fourth quarter of fiscal 2009, compared to 18.3% in the fourth quarter of fiscal 2008 and up from 16.0% in the third quarter of fiscal 2009, and was 16.4% for the fiscal year ended October 31, 2009, compared to 18.2% for the fiscal year ended October 31, 2008.

Net sales totaled $143,607,000 in the fourth quarter of fiscal 2009, compared to $156,716,000 in the fourth quarter of fiscal 2008 and up from $134,086,000 in the third quarter of fiscal 2009. For the fiscal year ended October 31, 2009, net sales totaled $538,296,000 compared to $582,347,000 for the fiscal year ended October 31, 2008.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President and CEO, commenting on the Company's fourth quarter results stated, "We are extremely pleased to see our net sales, operating income and net income improve in the fourth quarter compared to our reported results for each of the first three quarters of fiscal 2009. We are starting to see some early signs that the impacts of the global recession may be moderating.

"Our Flight Support Group reported net sales of $97.9 million and $395.4 million, respectively, for the fourth quarter and fiscal year ended October 31, 2009, compared to $116.5 million and $436.8 million, respectively, for the fourth quarter and fiscal year ended October 31, 2008. Fiscal 2009 fourth quarter net sales were comparable to the $97.2 million reported in the third quarter of fiscal 2009. Demand for our Flight Support Group products and services continued to be pressured by airline capacity reductions and short-term maintenance deferrals.

"Operating margins of the Flight Support Group were 14.0% and 15.2%, respectively, for the fourth quarter and fiscal year ended October 31, 2009, compared to 18.4% and 18.6%, respectively, for the fourth quarter and fiscal year ended October 31, 2008. The decreases reflect the impact of lower sales volume and variations in product mix. Operating income of the Flight Support Group totaled $13.7 million and $60.0 million, respectively, for the fourth quarter and fiscal year ended October 31, 2009, compared to $21.5 million and $81.2 million, respectively, for the fourth quarter and fiscal year ended October 31, 2008 reflecting the lower sales and operating margins.

"Net sales of our Electronic Technologies Group increased 14% to a record $45.8 million for the fourth quarter of fiscal 2009, up from $40.3 million for the fourth quarter of fiscal 2008, and decreased slightly to $143.4 million for the fiscal year ended October 31, 2009 from $146.0 million for the fiscal year ended October 31, 2008.

"Our Electronic Technologies Group reported record operating income for the fourth quarter and fiscal year ended October 31, 2009, with increases of 22% and 3%, respectively, over fiscal 2008. Operating income of our Electronic Technologies Group increased to $13.5 million for the fourth quarter of fiscal 2009, up from $11.0 million for the fourth quarter of fiscal 2008, and increased to $40.0 million for the fiscal year ended October 31, 2009, up from $38.8 million for the fiscal year ended October 31, 2008.

"Net sales and operating income of our Electronic Technologies Group benefited from a mid-year acquisition and from some strength in our space and defense related businesses. Strength in these markets was partially offset by reduced customer demand for certain of our medical, telecommunication and electronic products reflecting the effects of the global economic recession.

"Operating margins of the Electronic Technologies Group grew to a strong 29.4% and 27.9%, respectively, for the fourth quarter and fiscal year ended October 31, 2009, up from 27.4% and 26.6% reported for the fourth quarter and fiscal year ended October 31, 2008, reflecting favorable variations in product mix.

"Cash flow from operating activities for the fiscal year ended October 31, 2009 totaled $75.8 million, representing 170% of net income and including $32.1 million generated in the fourth quarter of fiscal 2009, compared to $73.2 million for the fiscal year ended October 31, 2008. Capital expenditures were $10.3 million in fiscal 2009, in line with previous expectations.

"Our cash flow and balance sheet remain extremely strong. As of October 31, 2009, the Company's net debt to equity ratio was a low 11%, with net debt (total debt less cash and cash equivalents) of $48.3 million. We have no significant debt maturities until fiscal 2013.

"Our strong cash flow and balance sheet will continue to allow us to take advantage of acquisition opportunities if they arise.

"As we look forward to fiscal 2010, we expect continued softness during the first half of calendar 2010 in our commercial aviation markets, which represents approximately 68% of our sales. While the consensus opinion within the industry expects a recovery within the airline industry in 2010, the strength and exact timing of such a recovery is uncertain at this time.

"Based on this and conditions within our other major markets, we are targeting fiscal 2010 growth of 5 - 8% in net sales and earnings, or within a range of $565 - $580 million for net sales and $1.74 - $1.79 for net income per diluted share with consolidated operating margins for the full year improving to approximately 17%. These targets exclude the impact of any potential acquisition opportunities and could increase with a stronger or more rapid recovery in the airline industry.

"Fiscal 2010 cash flow provided by operating activities is expected to remain strong and to approximate $75 - $80 million. Capital expenditures in fiscal 2010 are anticipated to approximate $12 - $15 million.

"We continue to believe our focus on intermediate and long-term growth with an emphasis on the development of new products and services to meet the needs of our customers is a solid foundation to best reward HEICO and its shareholders and to provide the best opportunity for sustainable growth."

As previously announced, HEICO will hold a conference call on Friday, December 18, 2009 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S. (888) 299-4099, Canada (800) 796-9248, and International (302) 709-8352, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM62337 (or "8662337"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (402) 220-2946, and enter the Playback Passcode/Conference ID 62337#.

There are currently approximately 15.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.4 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                     Fiscal year ended October 31,
                                    -------------------------------
                                         2009             2008
                                    --------------   --------------
 Net sales                           $538,296,000     $582,347,000
 Cost of sales                        357,285,000      371,852,000
 Selling, general and
  administrative expenses              92,756,000      104,707,000
                                    --------------   --------------
 Operating income                      88,255,000      105,788,000
 Interest expense                        (615,000)      (2,314,000)
 Other income (expense)                   205,000         (637,000)
                                    --------------   --------------
 Income before income taxes and
  minority interests                   87,845,000      102,837,000
 Income tax expense                    28,000,000       35,450,000
                                    --------------   --------------
 Income before minority interests      59,845,000       67,387,000
 Minority interests' share of
  income                               15,219,000       18,876,000
                                    --------------   --------------
 Net income                           $44,626,000 (a)  $48,511,000 (b)
                                    ==============   ==============

 Net income per share:
   Basic                                    $1.70            $1.84
   Diluted                                  $1.65            $1.78

 Weighted average number of common
  shares outstanding:
   Basic                               26,204,799       26,309,139
   Diluted                             27,024,031       27,243,356

                                     Fiscal year ended October 31,
                                    -------------------------------
                                        2009              2008
                                    --------------   --------------
 Operating segment information: -
  Net sales:
   Flight Support Group              $395,423,000     $436,810,000
   Electronic Technologies Group      143,372,000      146,044,000
   Intersegment sales                    (499,000)        (507,000)
                                    --------------   --------------
                                     $538,296,000     $582,347,000
                                    ==============   ==============

  Operating income:
   Flight Support Group               $60,003,000      $81,184,000
   Electronic Technologies Group       39,981,000       38,775,000
   Other, primarily corporate         (11,729,000)     (14,171,000)
                                    --------------   --------------
                                      $88,255,000     $105,788,000
                                    ==============   ==============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                     Three months ended October 31,
                                    -------------------------------
                                         2009              2008
                                    --------------   --------------
 Net sales                           $143,607,000     $156,716,000
 Cost of sales                         94,829,000       99,257,000
 Selling, general and
  administrative expenses              24,717,000       28,749,000
                                    --------------   --------------
 Operating income                      24,061,000       28,710,000
 Interest expense                        (131,000)        (363,000)
 Other income (expense)                    19,000         (419,000)
                                    --------------   --------------
 Income before income taxes and
  minority interests                   23,949,000       27,928,000
 Income tax expense                     8,669,000        9,410,000
                                    --------------   --------------
 Income before minority interests      15,280,000       18,518,000
 Minority interests' share of
  income                                3,644,000        4,868,000
                                    --------------   --------------
 Net income                           $11,636,000      $13,650,000
                                    ==============   ==============

 Net income per share:
   Basic                                     $.45             $.52
   Diluted                                   $.43             $.50

 Weighted average number of common
  shares outstanding:
   Basic                               26,101,350       26,395,921
   Diluted                             26,935,366       27,246,666

                                     Three months ended October 31,
                                    -------------------------------
                                         2009              2008
                                    --------------   --------------
 Operating segment information: -
  Net sales:
   Flight Support Group               $97,880,000     $116,524,000
   Electronic Technologies Group       45,849,000       40,347,000
   Intersegment sales                    (122,000)        (155,000)
                                    --------------   --------------
                                     $143,607,000     $156,716,000
                                    ==============   ==============

  Operating income:
   Flight Support Group               $13,706,000      $21,461,000
   Electronic Technologies Group       13,473,000       11,044,000
   Other, primarily corporate          (3,118,000)      (3,795,000)
                                    --------------   --------------
                                      $24,061,000      $28,710,000
                                    ==============   ==============

 HEICO CORPORATION
 Footnote to Condensed Consolidated Statements of Operations
 (Unaudited)

 ----------------------

 (a) Fiscal 2009 net income reflects a settlement reached with the
     Internal Revenue Service in the first quarter of fiscal 2009 concerning the income tax credit claimed by the Company on its
     U.S. federal filings for qualified research and development activities incurred during fiscal years 2002 through 2005 as well as an aggregate reduction to the related reserve for fiscal years
     2006 through 2008, which increased net income by approximately
     $1,225,000, or $.05 per diluted share.

 (b) Fiscal 2008 net income reflects impairment charges related to the valuation of certain intangible assets within the Electronic
     Technologies Group, which in aggregate decreased net income by
     $1,140,000, or $.04 per diluted share.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                            As of October 31,
                                    -------------------------------
                                         2009             2008
                                    --------------   --------------
 Cash and cash equivalents             $7,167,000      $12,562,000
 Accounts receivable, net              77,864,000       88,403,000
 Inventories, net                     137,585,000      132,910,000
 Prepaid expenses and other current
  assets                               20,961,000       17,635,000
                                    --------------   --------------
     Total current assets             243,577,000      251,510,000
 Property, plant and equipment, net    60,528,000       59,966,000
 Goodwill                             365,243,000      323,393,000
 Other assets                          63,562,000       41,673,000
                                    --------------   --------------
     Total assets                    $732,910,000     $676,542,000
                                    ==============   ==============

 Current maturities of long-term
  debt                                   $237,000         $220,000
 Other current liabilities             65,276,000       81,008,000
                                    --------------   --------------
     Total current liabilities         65,513,000       81,228,000
 Long-term debt, net of current
  maturities                           55,194,000       37,381,000
 Deferred income taxes                 41,340,000       39,192,000
 Other long-term liabilities           23,268,000       17,003,000
                                    --------------   --------------
     Total liabilities                185,315,000      174,804,000
 Minority interests in consolidated
  subsidiaries                         89,742,000       83,978,000
 Shareholders' equity                 457,853,000      417,760,000
                                    --------------   --------------
     Total liabilities and
      shareholders' equity           $732,910,000     $676,542,000
                                    ==============   ==============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                     Fiscal year ended October 31,
                                    -------------------------------
                                         2009             2008
                                    --------------   --------------
 Operating Activities:
  Net income                          $44,626,000      $48,511,000
  Depreciation and amortization        14,967,000       15,052,000
  Impairment of intangible assets         300,000        1,835,000
  Deferred income tax (benefit)
   provision                           (2,651,000)       3,617,000
  Minority interests' share of
   income                              15,219,000       18,876,000
  Tax benefit from stock option
   exercises                            1,890,000        6,248,000
  Excess tax benefit from stock
   option exercises                    (1,573,000)      (4,324,000)
  Stock option compensation expense       181,000          142,000
  Decrease (increase) in accounts
   receivable                          15,214,000       (4,749,000)
  Increase in inventories                 (87,000)     (16,597,000)
  (Decrease) increase in current
   liabilities                        (17,851,000)       3,571,000
  Other                                 5,582,000          980,000
                                    --------------   --------------
     Net cash provided by operating
      activities                       75,817,000       73,162,000
                                    --------------   --------------

 Investing Activities:
  Acquisitions and related costs,
   net of cash acquired               (71,066,000)     (29,038,000)
  Capital expenditures                (10,253,000)     (13,455,000)
  Other                                    20,000          166,000
                                    --------------   --------------
     Net cash used in investing
      activities                      (81,299,000)     (42,327,000)
                                    --------------   --------------

 Financing Activities:
  Borrowings (payments) on
   revolving credit facility, net      18,000,000      (16,000,000)
  Payment of industrial development
   revenue bonds                               --       (1,980,000)
  Distributions to minority
   interest owners                     (9,591,000)      (7,456,000)
  Repurchases of common stock          (8,098,000)              --
  Cash dividends paid                  (3,150,000)      (2,631,000)
  Excess tax benefit from stock
   option exercises                     1,573,000        4,324,000
  Proceeds from stock option
   exercises                            1,207,000        2,398,000
  Other                                  (219,000)      (1,158,000)
                                    --------------   --------------
     Net cash used in financing
      activities                         (278,000)     (22,503,000)
                                    --------------   --------------

 Effect of exchange rate changes
  on cash                                 365,000         (717,000)
                                    --------------   --------------

 Net (decrease) increase in cash
  and cash equivalents                 (5,395,000)       7,615,000
 Cash and cash equivalents at
  beginning of year                    12,562,000        4,947,000
                                    --------------   --------------
 Cash and cash equivalents at end
  of year                              $7,167,000      $12,562,000
                                    ==============   ==============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590